Exhibit 99.1

Cognex Corporation Announces Fourth Quarter Results

NATICK, Mass.--(BUSINESS WIRE)--February 17, 2009--Cognex Corporation (NASDAQ: CGNX) today announced its financial results for the fourth quarter and year ended December 31, 2008. Revenue, income and income per share from continuing operations for the quarter and year ended December 31, 2008 are compared with the fourth quarter of 2007, the third quarter of 2008, and the year ended December 31, 2007 in Table 1 below.

Table 1

	Revenue from Continuing Operations	Income from Continuing Operations	Income per Diluted Share from Continuing Operations
Quarterly Comparisons
Current quarter: Q4-08	$51,822,000	$1,814,000	$0.05
Prior year’s quarter: Q4-07	$65,271,000	$11,348,000	$0.26
Change from Q4-07 to Q4-08	(21%)	(84%)	(82%)
Prior quarter: Q3-08	$63,256,000	$11,333,000	$0.27
Change from Q3-08 to Q4-08	(18%)	(84%)	(83%)
Annual Comparisons
Year ended December 31, 2008	$242,680,000	$30,499,000	$0.73
Year ended December 31, 2007	$225,683,000	$27,547,000	$0.63
Change from 2007 to 2008	8%	11%	17%

“We are pleased with our results for 2008 as compared to 2007; revenue increased by 8% and income per share from continuing operations increased by 17% over the prior year,” said Dr. Robert J. Shillman, the Chairman and Chief Executive Officer of Cognex. “However, the quarterly trend is troubling as revenue in the fourth quarter, which is typically a strong quarter, was negatively impacted by the significant deterioration in global economic conditions. The decline in business was most notable in our Modular Vision Systems Division (MVSD), which is our largest division, as manufacturers delayed funding for capital projects in response to the changing climate.”

Dr. Shillman continued, “Over the past six months we have taken meaningful steps to adjust our expenses to an anticipated lower level of demand. These actions include the scheduled closure of our Georgia facility in mid-2009, the elimination of 60 full-time positions (approximately 7% of our worldwide headcount) primarily in the United States, and the curtailment of spending on all non-critical projects. As a result, we expect that our operating expenses for the first quarter of 2009 will be 5% to 8% lower than the level we reported for the fourth quarter of 2008.”

“Despite the very difficult environment that we are currently facing, I believe that our continued focus on long-term strategic initiatives, our strong balance sheet and the leadership provided by our experienced and fiscally conservative management team, will enable us to emerge from this downturn, as we have from prior ones, in an even stronger position relative to our competitors,” Dr. Shillman concluded.

Details of the Quarter

Statement of Operations Highlights – Fourth Quarter of 2008

  Revenue for the fourth quarter of 2008 decreased 21% from the fourth quarter of 2007 and 18% from the prior quarter. The decrease, both year-on-year and sequentially, is due to lower revenue from Cognex’s three primary markets; Factory Automation, Semiconductor and Electronics Capital Equipment (SEMI), and Surface Inspection. In absolute dollars, the largest decline year-on-year was from SEMI. The largest decline on a sequential basis was from Factory Automation, primarily due to lower revenue from customers based in North America and Asia.
  Gross margin was 71% in the fourth quarter of 2008, 73% in the fourth quarter of 2007, and 72% in the prior quarter. Gross margin decreased year-on-year due to a benefit of $1,400,000 in the fourth quarter of 2007 resulting from the reversal of accrued inventory purchase commitments upon the expiration of the applicable statute of limitations. The decrease in gross margin on a sequential basis is due to a higher provision for excess and obsolete inventory.
  Research, Development & Engineering (R, D & E) spending in the fourth quarter of 2008 decreased 3% from the fourth quarter of 2007 and was essentially flat with the prior quarter. R, D & E spending decreased year-on-year primarily due to lower stock option expense.
  Selling, General & Administrative (S, G & A) spending in the fourth quarter of 2008 increased 9% from the fourth quarter of 2007 and 2% from the prior quarter. S, G & A spending increased year-on-year due to higher intangible asset amortization (approximately $950,000), and additional sales and marketing personnel related to Cognex’s efforts to increase its presence in emerging markets for its products. Offsetting these higher expenses is a lower bonus accrual. On a sequential basis, S, G & A spending increased due to higher professional fees, travel and entertainment costs, and employee-related expenses, offset by a reduction in the bonus accrual and the impact of foreign exchange rates.
  Cognex reported a restructuring charge of $258,000 in the fourth quarter of 2008 related to the scheduled closure of the company’s Duluth, Georgia facility in mid-2009.
  Cognex reported a foreign currency gain of $1,699,000 in the fourth quarter of 2008, a foreign currency gain of $367,000 in the fourth quarter of 2007 and a foreign currency gain of $327,000 in the prior quarter. The company recognizes foreign currency gains and losses on the revaluation and settlement of receivable and payable balances that are reported in one currency and collected or paid in another.
  The effective tax rate was 5% in the fourth quarter of 2008, 20% in the fourth quarter of 2007 and (12%) in the prior quarter. Excluding discrete tax items, the effective tax rate would have been 25%, 19%, and 26%, respectively. The increase year-on-year in the effective tax rate, excluding discrete items, is due to a greater percentage of the company’s profits being earned and taxed in higher tax jurisdictions. The decrease on a sequential basis is due to more of the company’s profits being earned in lower tax jurisdictions than anticipated in the prior quarter.

Balance Sheet Highlights – December 31, 2008

  Cognex’s financial position at December 31, 2008 was very strong, with $221,086,000 in cash and investments and no debt. In 2008, Cognex generated positive cash flow from operations of approximately $59,000,000, paid out approximately $19,300,000 in dividends to shareholders, and spent approximately $93,000,000 to repurchase approximately 4,619,000 shares of its common stock on the open market.
  Inventories at December 31, 2008 decreased by $2,331,000, or 9%, from the end of 2007, and inventory turns in the fourth quarter were equivalent to 2.2 times per year.

Financial Outlook

Given the high degree of uncertainty resulting from global economic conditions, Cognex is not providing revenue or earnings per share expectations for the first quarter of 2009 as it can not do so with any degree of confidence. However, Cognex expects that both revenue and earnings per share for Q1-09 are likely to decrease on both a year-on-year and sequential basis.

Non-GAAP Financial Measures

Exhibit 2 of this press release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes that these non-GAAP financial measures are useful to investors because they allow investors to more accurately assess and compare the company’s results over multiple periods and to evaluate the effectiveness of the methodology used by management to review its operating results. In particular, Cognex incurs expense related to stock options included in its GAAP presentation of cost of revenue, research, development, and engineering expenses (R,D&E), and selling, general and administrative expenses (S,G&A). Cognex excludes these expenses for the purpose of calculating non-GAAP adjusted operating income, non-GAAP adjusted income from continuing operations, and non-GAAP adjusted income from continuing operations per share when it evaluates its continuing operational performance and in connection with its budgeting process and the allocation of resources, because these expenses have no current effect on cash or the future uses of cash and they fluctuate as a result of changes in Cognex’s stock price. Cognex also excludes certain items if they are one-time discrete events, such as those affecting the tax provision and restructuring charges related to the closure of a facility. Cognex does not intend for these non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.

Analyst Conference Call and Simultaneous Webcast

Cognex will host a conference call to discuss its results for the fourth quarter of 2008, as well as its financial outlook, today at 5:00 p.m. eastern time. The telephone number for the live call is 866-281-6628 (or 703-639-1260 if outside the United States). A replay will begin at 8:00 p.m. eastern time today and will run continuously until 11:59 p.m. eastern time on Friday, February 20, 2009. The telephone number for the replay is 888-266-2081 (or 703-925-2533 if outside the United States) and the access code is 1324430.

Internet users can listen to a real-time audio broadcast of the conference call, as well as an archive replay of the call, on Cognex’s website at http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures, and markets machine vision sensors and systems, or devices that can "see." Cognex vision sensors are used in factories around the world to automate the manufacture of a wide range of items and to assure their quality. Cognex is the world's leader in the machine vision industry, having shipped more than 450,000 machine vision systems, representing over $2.5 billion in cumulative revenue, since the company's founding in 1981. In addition to its corporate headquarters in Natick, Massachusetts, Cognex also has regional offices and distributors located throughout North America, Japan, Europe, Asia, and Latin America. Visit Cognex on-line at http://www.cognex.com/.

Forward-Looking Statements

Certain statements made in this press release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” ”estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” and similar words. These forward-looking statements, which include statements regarding business and market trends, the company’s curtailment of spending, and the company’s financial outlook, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) current and future conditions in the global economy; (2) the cyclicality of the semiconductor and electronics industries; (3) the inability to achieve significant international revenue; (4) fluctuations in foreign currency exchange rates; (5) the loss of a large customer; (6) the reliance upon key suppliers to manufacture and deliver critical components for Cognex products; (7) the inability to attract and retain skilled employees; (8) the inability to design and manufacture high-quality products; (9) the technological obsolescence of current products and the inability to develop new products; (10) the failure to effectively manage product transitions or accurately forecast customer demand; (11) the failure to properly manage the distribution of products and services; (12) the inability to protect Cognex proprietary technology and intellectual property; (13) the company’s involvement in time-consuming and costly litigation; (14) the impact of competitive pressures; (15) the challenges in integrating and achieving expected results from acquired businesses; (16) potential impairment charges with respect to our investments or for acquired intangible assets or goodwill; (17) exposure to additional tax liabilities; and (18) the other risks detailed in the company’s reports filed with the SEC, including the company’s Form 10-K for the fiscal year 2008. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three Months Ended			Year Ended
	Dec. 31,	Sept. 28,	Dec. 31,	Dec. 31,	Dec. 31,
	2008	2008	2007	2008	2007

Revenue	$51,822	$63,256	$65,271	$242,680	$225,683

Cost of revenue (1)	14,939	17,408	17,427	68,427	64,350

Gross margin	36,883	45,848	47,844	174,253	161,333
Percentage of revenue	71%	72%	73%	72%	71%

Research, development, and engineering expenses (1)	8,970	9,073	9,262	36,262	33,384
Percentage of revenue	17%	14%	14%	15%	15%

Selling, general, and administrative expenses (1)	29,267	28,788	26,948	112,629	99,813
Percentage of revenue	56%	46%	41%	46%	44%

Restructuring charge	258	-	-	258	-

Operating income (loss)	(1,612)	7,987	11,634	25,104	28,136
Percentage of revenue	(3%)	13%	18%	10%	12%

Foreign currency gain	1,699	327	367	2,497	279

Investment and other income	1,819	1,830	2,110	7,767	7,707

Income from continuing operations before income tax expense	1,906	10,144	14,111	35,368	36,122

Income tax expense (benefit) on continuing operations	92	(1,189)	2,763	4,869	8,575

Income from continuing operations	1,814	11,333	11,348	30,499	27,547
Percentage of revenue	4%	18%	17%	13%	12%

Loss from operations of discontinued business, net of tax	-	-	(254)	(3,224)	(648)

Net Income	$1,814	$11,333	$11,094	$27,275	$26,899

Diluted earnings per weighted-average common and common
equivalent share:
Income from continuing operations (2)	$0.05	$0.27	$0.26	$0.73	$0.63
Loss from discontinued operations	$-	$-	$(0.01)	$(0.07)	$(0.02)
Net income	$0.05	$0.27	$0.25	$0.66	$0.61

Diluted weighted-average common and common
equivalent shares outstanding	39,684	41,462	43,524	41,554	44,063

Cash dividends per common share	$0.150	$0.150	$0.085	$0.470	$0.340

Cash and investments per common share	$5.58	$5.79	$6.18	$5.58	$6.18

Shareholders' equity per common share	$10.42	$10.79	$10.99	$10.42	$10.99

(1) Amounts include stock option expense, as follows:
Cost of revenue	$233	$253	$348	$1,116	$1,215
Research, development, and engineering	742	732	971	3,067	3,239
Selling, general, and administrative	1,944	1,931	2,151	6,048	7,261
Total stock option expense	$2,919	$2,916	$3,470	$10,231	$11,715

(2) Income from continuing operations per diluted common and common equivalent share excluding stock option expense	$0.09	$0.32	$0.31	$0.90	$0.81

COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three Months Ended			Year Ended
	Dec. 31,	Sept. 28,	Dec. 31,	Dec. 31,	Dec. 31,
	2008	2008	2007	2008	2007

Revenue (GAAP)	$51,822	$63,256	$65,271	$242,680	$225,683

Operating income(loss) (GAAP)	$(1,612)	$7,987	$11,634	$25,104	$28,136
Stock option expense	2,919	2,916	3,470	10,231	11,715
Restructuring charge	258	-	-	258	-
Operating income (Non-GAAP)	$1,565	$10,903	$15,104	$35,593	$39,851
Percentage of revenue (Non-GAAP)	3%	17%	23%	15%	18%

Income from continuing operations before income tax expense (GAAP)	$1,906	$10,144	$14,111	$35,368	$36,122

Income tax expense (benefit) on continuing operations (GAAP)	$92	$(1,189)	$2,763	$4,869	$8,575
Effective tax rate (GAAP)	5%	-12%	20%	14%	24%

Adjustment to year-to-date effective tax rate	(308)	219	(1,500)	-	-
Discrete tax events	(80)	(4,056)	1,541	(4,048)	1,558
Income tax expense on continuing operations excluding
year-to-date adjustments and discrete tax events (Non-GAAP)	$480	$2,648	$2,722	$8,917	$7,017
Effective tax rate (Non-GAAP)	25%	26%	19%	25%	19%

Income from continuing operations excluding year-to-date adjustments
and discrete tax events (Non-GAAP)	$1,426	$7,496	$11,389	$26,451	$29,105
Percentage of revenue (Non-GAAP)	3%	12%	17%	11%	13%

Income from continuing operations per diluted share (GAAP)	$0.05	$0.27	$0.26	$0.73	$0.63
Stock option expense, net of tax	$0.04	$0.05	$0.05	$0.17	$0.18
Income from continuing operations per diluted share
excluding stock option expense (Non-GAAP)	$0.09	$0.32	$0.31	$0.90	$0.81

Income from continuing operations per diluted share (GAAP)	$0.05	$0.27	$0.26	$0.73	$0.63
Discrete tax events	(0.01)	(0.09)	0.04	(0.09)	0.03
Income from continuing operations per diluted share excluding
discrete tax events (Non-GAAP)	$0.04	$0.18	$0.30	$0.64	$0.66

COGNEX CORPORATION
Balance Sheets
(Unaudited)
In thousands

	December 31,	December 31,
	2008	2007

Assets

Cash and investments	$221,086	$267,888

Accounts receivable	30,510	38,900

Inventories	25,063	27,394

Property, plant, and equipment	27,764	26,636

Goodwill and intangible assets	112,043	120,507

Held for sale assets	-	5,919

Other assets	57,581	52,302

Total assets	$474,047	$539,546

Liabilities and Shareholders' Equity

Accounts payable and accrued liabilities	$28,635	$27,343

Income taxes	12,908	22,550

Deferred revenue and customer deposits	19,429	13,288

Shareholders' equity	413,075	476,365

Total liabilities and shareholders' equity	$474,047	$539,546

COGNEX CORPORATION
Additional Information Schedule
(Unaudited)
Dollars in thousands

	Three Months Ended			Year Ended
	Dec. 31,	Sept. 28,	Dec. 31,	Dec. 31,	Dec. 31,
	2008	2008	2007	2008	2007

Revenue	$ 51,822	$ 63,256	$ 65,271	$ 242,680	$ 225,683

Revenue by division:
Modular Vision Systems Division	82%	83%	82%	85%	87%
Surface Inspection Systems Division	18%	17%	18%	15%	13%
Total	100%	100%	100%	100%	100%

Revenue by geography:
Europe	40%	34%	34%	36%	32%
Americas	29%	31%	33%	30%	35%
Japan	22%	21%	21%	22%	23%
Asia	9%	14%	12%	12%	10%
Total	100%	100%	100%	100%	100%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Director of Investor Relations
susan.conway@cognex.com